United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street NW
Washington DC 20549

August 15, 2006

Dear Sirs

Re: Dismissal as Auditor of Larrea Biosciences Corporation (formerly Sonic Media)

We have reviewed Item 4(a) (i , ii, iv, v) of the Company's report on From 8-K regarding our dismissal as auditor and are in agreement with the disclosures contained therein.

We have no basis on which to agree or disagree with the statements made in Item 4 (a) (iii) and (b).

Yours truly

s/Sellers & Andersen LLC